EideBailly

CPAs & BUSINESS ADVISORS

June 10, 2019

Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentlemen:

We have read Item 5 of Form 1-U dated June 3, 2019, of GK Investment Holdings, LLC and are in agreement with the statements contained in Item 5 insofar as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

Eide Bailly LLP